Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements No. 333-176233, No. 333-162957, No. 333-142588 and No. 333-128304 on Form S-8 of our reports dated February 27, 2013, with respect to the consolidated financial statements and schedule of the Middleby Corporation, and the effectiveness of internal control over financial reporting of the Middleby Corporation, included in this Annual Report on Form 10-K for the year ended December 29, 2012.
/s/ Ernst & Young LLP
Chicago, Illinois
February 27, 2013